Exhibit 99

                              FOR IMMEDIATE RELEASE
                              ---------------------
                       ALL AMERICAN SEMICONDUCTOR REPORTS
                    YEAR-END AND FOURTH QUARTER 2004 RESULTS

         Sales Increase 31% and 16% for Year-End and Fourth Quarter 2004
                            Over Same Periods of 2003

Miami, FL - March 28, 2005 -- All American Semiconductor, Inc. (The Nasdaq Stock Market:SEMI), a leading distributor of electronic components, today announced its results for the year and quarter ended December 31, 2004.

Net sales for the year ended December 31, 2004 were $409.4 million, up 31% from net sales of $311.5 million for 2003. Income from operations was $8.2 million for 2004, compared to $3.6 million for 2003. Net income was $3.2 million or $.78 per share (diluted) for 2004, compared to $546,000 or $.14 per share (diluted) for 2003. Net income for 2004 includes other income of $1.1 million on a pre-tax basis ($627,000 on an after-tax basis or $.15 per share (diluted)) as a result of our prevailing in a contract litigation.

Net sales for the fourth quarter of 2004 increased 16% to $100.5 million, from $86.9 million for the same period of 2003. Income from operations was $1.4 million for the fourth quarter of 2004, up from $1.2 million for the fourth quarter of 2003. Net income was $203,000 or $.05 per share (diluted) for the fourth quarter of 2004, compared to net income of $245,000 or $.06 per share (diluted) for the same period of 2003. The decline in net income reflects an increase in interest expense of $295,000 on a pre-tax basis ($167,000 on an after-tax basis or $.04 per share (diluted)). The increase in interest expense resulted from an increase in the Company's average outstanding borrowings during the fourth quarter of 2004 compared to the same period of 2003.

Bruce M. Goldberg, President and Chief Executive Officer of All American, stated, "During 2004 we grew our sales by more than 31% and further expanded our presence overseas where we continue to see opportunities for growth. In the second half of 2004 industry conditions began to soften. Based on current market conditions and our sales results thus far in 2005, we expect that softness may continue through part of 2005."

All American is recognized as the nation's 4th largest distributor of semiconductors and the 9th largest electronic components distributor overall. The Company has offices in 36 strategic locations throughout North America, as well as operations in both Asia and Europe.

To the extent that this press release discusses future performance, expectations, beliefs or intentions about our sales, markets, improved operating efficiencies, future operating results or growth or otherwise makes statements about opportunities for growth overseas, the continued softening of industry conditions or the current market conditions, the statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results, performance or achievements to differ materially from the statements made. Factors that could adversely affect the Company's future results, performance or achievements include, without limitation: weakening industry and market conditions; a tightening by customers of their inventory levels; a continued slowdown in sales; the continuance of a trend for electronics manufacturing to move offshore; the level of effectiveness of the Company's business and marketing strategies, including those outside North America and particularly in Asia; insufficient funds from operations, from the Company's credit facility and from other sources (debt and/or equity) to support the Company's operations or the inability of the Company to obtain additional financing when needed or on terms acceptable to the Company; an increase in interest rates, including as a result of interest rate hikes by the Federal Reserve Board, and/or an increase in the Company's average outstanding borrowings; a reduction in the level of demand for products of its customers including the level of growth of some of the new technologies supported by the Company; deterioration in the relationships with existing suppliers, particularly one of our largest suppliers; decreases in gross profit margins, including decreasing margins resulting from the Company being required to have aggressive pricing programs, an increasing number of low-margin, large volume transactions, inventory oversupply conditions and/or increases in the costs of goods; problems with telecommunication, computer and information systems; the inability of the Company to expand its product offerings or obtain product during periods of allocation; the impact from changes in accounting rules; adverse currency fluctuations; the adverse impact of terrorism or the threat of terrorism on the economy; and the other risks and factors including those detailed in the Company's reports on Forms 10-K and Forms 10-Q and other press releases. These risks and uncertainties are beyond the ability of the Company to control. In many cases, the Company cannot predict the risks and uncertainties that could cause actual results to differ materially from those indicated by the forward-looking statements. The Company undertakes no obligation to update publicly or revise any forward-looking statements, business risks and/or uncertainties.

                            (see accompanying tables)

                        ALL AMERICAN SEMICONDUCTOR, INC.
                   CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(Dollars in thousands
 except per share amounts)
                                                Quarters                           Years
                                              (Unaudited)
Periods Ended December 31                 2004              2003             2004              2003
---------------------------------------------------------------------------------------------------
Net Sales                        $     100,513    $       86,923    $     409,421    $      311,529
                                 =============    ==============    =============    ==============

Income from Operations           $       1,362    $        1,154    $       8,196    $        3,620
                                 =============    ==============    =============    ==============

Net Income (1)                   $         203    $          245    $       3,207    $          546
                                 =============    ==============    =============    ==============

Earnings Per Share (1):
  Basic                                $   .05           $   .07          $   .84           $   .14
                                       =======           =======          =======           =======

  Diluted                              $   .05           $   .06          $   .78           $   .14
                                       =======           =======          =======           =======

Average Shares:
  Basic                              3,887,917         3,760,001        3,836,002         3,793,347
                                     =========         =========        =========         =========

  Diluted                            4,155,261         3,988,754        4,128,049         3,882,199
                                     =========         =========        =========         =========

(1) The year ended December 31, 2004 includes $1,081,000 on a pre-tax basis ($627,000 on an after-tax basis or $.15 per share (diluted)) of other income as a result of our prevailing in a contract litigation.

                                      # # #
CONTACT:
Bruce M. Goldberg, CEO
Howard L. Flanders, CFO
(305) 621-8282 x1417